Voting Agreement
Between
U.S. Energy Corp. and Crested Corp.
And Certain Shareholders of Crested Corp.

This Voting Agreement (“Agreement”) is entered into as of January 23, 2007 by and between U.S. Energy Corp., a Wyoming corporation (“USE”); the individual shareholders (the “Individual Shareholders”) of Crested Corp., a Colorado corporation (“Crested”) identified on the signature page; and Crested. Each of USE and the Individual Shareholders are referred to as a “Shareholder;” collectively, those parties are referred to as the “Shareholders.”

Whereas, USE and Crested have entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger (the “Merger”), dated as of the date hereof. Terms not defined in this Agreement have the meanings defined in the Merger Agreement.

Whereas, the Merger Agreement requires that the Shareholders, solely in their capacities as holders of Crested common stock, enter into, and the Shareholders have agreed to enter into, this Voting Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Representations and Warranties of the Shareholders. Each of the Shareholders represents and warrants to Crested as follows:

(a) Authority; Binding Obligation. The Shareholder has all necessary power and authority to enter into this Agreement and perform all of the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

(b) Ownership of Shares. The Shareholder is the beneficial owner or record holder of the number of shares of Crested listed under the Shareholder’s name on the signature page (the “Existing Shares” and, together with any shares of Crested common stock the record or beneficial ownership of which is acquired by the Shareholder after the date hereof, the “Shares” including (only for the individual Shareholders) any shares of common stock of Crested which are acquired by the Company Stock Option Payment under the Merger Agreement (such latter shares hereafter referred to as the “Option Shares”) and, as of the date hereof, the Existing Shares and Option Shares constitute all the shares of Crested common stock owned of record or beneficially by the Shareholder). Provided, that the Existing Shares shown for each individual Shareholder does not reflect that person’s beneficial ownership (as defined in SEC rule 13d-3) of shares of Crested common stock which he holds as an officer or director of USE.

With respect to the Existing Shares, the Shareholder has, without any restrictions except as imposed by law and this Agreement, (i) sole voting power and sole power to issue instructions with respect to or otherwise engage in the actions set forth in Section 2; (ii) sole power of disposition; and (iii) sole power to demand appraisal rights under Article 113 of the Colorado Business Corporation Act. With respect to the Option Shares, the Shareholder will have sole power of disposition.

(c) No Conflicts. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or constitute a violation of or a default under (with or without notice, lapse of time, or both) any contract, agreement, voting agreement, shareholders’ agreement, trust agreement, voting trust, proxy, power of attorney, pooling arrangement, note, mortgage, indenture, instrument, arrangement or other obligation or restriction of any kind to which the Shareholder is a party or to which the Shareholder or the Shareholder’s Shares are subject to or bound.

2. Voting Agreement and Agreement Not to Transfer.

(a)  The Shareholder agrees to vote or cause to be voted all of the Shareholder’s Existing Shares

(i) consistent with the vote of holders of a majority of the shares of Crested common stock not held by the Shareholders (the “Majority Vote of the Minority Holders”), whether in favor of, or against, the approval of the Merger Agreement at a meeting of the Crested shareholders, as well as any other matters required to be approved by the Crested shareholders at the meeting wherein the Merger is voted upon by the Crested shareholders. Provided, that USE may elect not to vote in favor of the Merger, even if the Merger Agreement has been approved by Majority Vote of the Minority Holders, as such election is permitted pursuant to the termination provisions of the Merger Agreement.

(ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Crested under the Merger Agreement; and

(iii) against the following actions (other than the Merger or the consummation of any actions contemplated by the Merger Agreement):

(A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving Crested;

(B) any sale, lease, transfer or disposition of a material amount of the assets of Crested, except as may be contemplated by the Company SEC Reports.;

(C) any change in the majority of the board of directors of Crested;

(D) any material change in the present capitalization of Crested;

(E) any amendment of Crested’s articles of incorporation or bylaws;

(F) any other change in the corporate structure, business, assets or ownership of Crested (but a vote in favor of amending the Crested Incentive Stock Option Plan to allow for cashless exercise shall be permitted); or

(G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the contemplated economic benefits to Crested of the Merger and the transactions contemplated by the Merger Agreement.

(b) The Shareholder agrees not to (i) sell, transfer, convey, assign or otherwise dispose of any of his, her or its Existing Shares, or any of the Option Shares if an Individual Shareholder exercises his or her Option before the Effective Date; or (ii) pledge, mortgage or otherwise encumber such Existing or Option Shares.

3. Cooperation. The Shareholder agrees that he, she or it will not (directly or indirectly) initiate, solicit, encourage or facilitate any Takeover Proposal.

4. Shareholder Capacity. The Individual Shareholder is entering into this Agreement in his or her capacity as the record or beneficial owner of the Shares and the Option Shares, and not in his or her capacity as a director or officer of Crested. Nothing in this Agreement shall be deemed in any manner to limit the discretion of any Shareholder to take any action, or fail to take any action, in his or her capacity as a director or officer of Crested that may be either (a) required of the Shareholder under applicable law or (b) is otherwise permitted by the Merger Agreement.

5. Termination. The obligations of the Shareholder hereunder shall terminate upon the consummation of the Merger. If the Merger is not consummated, the obligations of the Shareholder shall terminate upon the termination of the Merger Agreement.

6. Specific Performance. The Shareholder acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of its obligations under this Agreement, and that the remedy at law for any breach, or threatened breach, would likely be inadequate. Accordingly, the Shareholder agrees that Crested shall, in addition to any other rights or remedies which it may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Shareholder from violating any of his, her, or its obligations under this Agreement. In connection with any action or proceeding for such equitable or injunctive relief, the Shareholder hereby waives any claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have the obligations of the Shareholder under this Agreement specifically enforced against him, her or it, without the necessity of posting bond or other security, and consents to the entry of equitable or injunctive relief against the Shareholder enjoining or restraining any breach or threatened breach of this Agreement.

7. Indemnification.

(a) If and only if the Merger is consummated in accordance with the Merger Agreement, USE and its successors and assigns (the “Indemnifying Party”) shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the Individual Shareholders (as incurred to the extent incurred subsequent to the Effective Date) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred by Shareholder, regardless of whether incurred prior to or after the Effective Date (collectively, “Costs”) in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of this Agreement other than an action for specific performance under Section 6. A Shareholder wishing to claim indemnification under this Section 7, upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Indemnifying Party thereof; provided that the failure so to notify shall not affect the obligations of Indemnifying Party under this Section 7 unless and to the extent that Indemnifying Party is actually and materially prejudiced as a result of such failure. In case any such action shall be brought against Shareholder, he or she shall promptly notify the Indemnifying Party of the commencement thereof, and the Indemnifying Party shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to Shareholder, and after notice from the Indemnifying Party to Shareholder of its election to so assume the defense thereof, the Indemnifying Party shall not be liable to Shareholder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by Shareholder.

(b) If USE or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, USE shall cause proper provision to be made so that its successors and assigns shall assume the obligations set forth in this Section 7.

(c) The provisions of this Section 7 shall survive termination of this Agreement.

(d) The indemnification provisions of Section 5.15 of the Merger Agreement, relating to officers and directors of Crested, shall not be affected by this Section 7.

8. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement of the parties with reference to the transactions contemplated hereby and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof.

(b) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and the other parties to the Merger Agreement and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be. Nothing in this Agreement, express or implied, is intended to confer upon any other person, other than parties hereto or their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(c) Modifications; Waivers. This Agreement shall not be amended, altered or modified in any manner except in writing. No waiver of breach hereunder shall be considered valid unless in writing, and no waiver shall be deemed a waiver of any subsequent breach.

(d) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity and unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(e) Governing Law. This Shareholder Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Wyoming, without regard to the conflict of law principles thereof.

(f) Jurisdiction and Venue. Any legal action or proceeding with respect to this Agreement may be brought only in Fremont County, Wyoming, or in the courts of the United States of America for Wyoming. By this Agreement, each party (i) accepts for itself the jurisdiction of and venue in such courts; and (ii) irrevocably consents to the service of process out of such courts by the delivery of notice as provided below, such service to become effective 10 days after delivery.

(g) Attorney’s Fees. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, fees and disbursements of counsel.

(h) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

(i) Notices. All notices, requests, instructions and other communications to be given hereunder shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify to the other party by notice:

If to USE:

U.S. Energy Corp.
877 N. 8th W.
Riverton, Wyoming 82501
Attention: Keith G. Larsen
Fax 307.857.3050

With copy (which shall not constitute notice) to:

Stephen E. Rounds, Attorney
1544 York Street, Suite 110
Denver, Colorado 80206
Fax 303.377.0231

If to Crested:

Crested Corp.
877 N. 8th W.
Riverton, Wyoming 82501
Attention: Harold F. Herron
Fax 307.857.3050

With copy (which shall not constitute notice) to

Davis Graham & Stubbs, LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Attention: Scot W. Anderson
Fax 303.893.1379

If to an Individual Shareholder, to the address on the signature page

(j) Advice of Counsel. Each Individual shareholder acknowledges that he or she has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of this Agreement. This Agreement shall not be construed against any party by reason of the drafting hereof.

IN WITNESS WHEREOF, the parties execute this Agreement as of the date first above written.

Crested Corp.

/s/ Harold F. Herron
Harold F. Herron,
President

U.S. Energy Corp.                      Existing Shares

/s/ Keith G. Larsen                      12,028,618
Keith G. Larsen, CEO

		Option Shares for which
Individual Shareholders*	Existing Shares	USE Shares will be issued

/s/ Daniel P. Svilar
Daniel P. Svilar	156,850	200,000

/s/ Robert Scott Lorimer
Robert Scott Lorimer	15,000	200,000

/s/ Harold F. Herron
Harold F. Herron	3,466	200,000

/s/ Keith G. Larsen
Keith G. Larsen	0	200,000

/s/ Mark J. Larsen
Mark J. Larsen	0	200,000

/s/ Don Anderson
Don Anderson	0	30,000

/s/ Michael Anderson
Michael Anderson	0	30,000

/s/ Michael H. Feinstein
Michael H. Feinstein	0	30,000

/s/ H. Russell Fraser
H. Russell Fraser	29,500	30,000

* Notice for each Individual Shareholder shall be at the USE address.